EXHIBIT 10.3

August 1, 2012

Roderick de Greef
c/o Cambridge Heart, Inc.
One Oak Park Drive
Bedford, MA 01730

Dear Rod:

In order to assist Cambridge Heart, Inc. (the “Company”) in reducing its compensation expense, the Company and you agree to certain adjustments to your compensation and severance benefits as set forth in this letter agreement (the “Agreement”).

1.           Salary Amount.  You acknowledge and agree that effective during the period from the date of this Agreement until December 31, 2012, your base salary rate will be $0 and (ii) that effective January 1, 2013 your base salary rate will be $120,000 per year.  The Company confirms that you will continue to be eligible to participate in any health insurance benefit plan of the Company from time to time in effect for which part-time employees of the Company are eligible to participate and that the Company will continue to pay the same amount of the premium for your participation in such plan as is paid by the Company immediately prior to the date of the Agreement.  You acknowledge and agree that your base salary constitutes payment in full for all salary and wages to which you may become entitled for services rendered to the Company and that additional payment contemplated by this Agreement constitutes supplemental compensation.  Without limiting the foregoing, you acknowledge and agree that the payment contemplated by Section 3 of this Agreement does not constitute “wages” within the meaning of the Massachusetts Weekly Payment of Wages Statute, M.G.L. ch. 149, sec. 148.

2.           Eligiblity for Supplemental Payment.  To be eligible to earn any supplemental payment contemplated by Section 3 of this Agreement, you must be employed by the Company at the time the Company’s board of directors (the “Board”) determines that the Triggering Event described in Paragraph 4 below has occurred.  Without limiting the foregoing, you will forfeit any supplemental payment otherwise payable under Section 3 of this Agreement if you separate from service with the Company prior to the date of the Board determination with respect to such Triggering Event and, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, you will not have a legally binding right to any such amount prior to the date of such determination.

3.           Supplemental Payment Amount. In consideration of your continued employment with the Company, the Company will pay to you, in the event that there occurs a Triggering Event described in Paragraph 4, a one-time supplemental payment in an amount equal to the product obtained by multiplying (A) $120,000 (the “Base Amount”), by (B) the Adjustment Factor.  For this purpose, the Adjustment Factor is the fraction attained by dividing (i) the number of full calendar weeks between August 1, 2012 and the date on which a Triggering Event described in Paragraph 4 is first attained, by (ii) fifty-two (52).  Notwithstanding anything to the contrary contained herein, in no event shall the supplemental payment contemplated by this Section 3 exceed $50,000.

August 1, 2012

4.           Triggering Event.  For purposes of this Agreement, a Triggering Event means the occurrence of any of the following events:

(a)         The Company’s financial situation improves such that the Company has the resources to pay such amount as determined by the Board of Directors in its sole discretion;

(b)         The consummation by the Company of one or more financing transactions and/or strategic transactions that result in the actual receipt by the Company of at least an amount equal to the sum of (i) the outstanding principal amount of the secured convertible promissory notes of the Company issued in the Company’s 2012 convertible note financing together with accrued but unpaid interest for the entire term of the notes and (ii) the aggregate of the supplemental payment amount payable to you under Section 3 of this agreement together with any similar payment amounts owed to other senior executives or directors of the Company pursuant to agreements that are similar in purpose as this Agreement;

(c)         The consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following the Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the outstanding common stock of the Company (the “Outstanding Company Common Stock”) and the combined voting power of the then-outstanding securities of the Company entitled to vote generally for the election of directors (the “Outstanding Company Voting Securities”), in each case immediately prior to the Business Combination, beneficially own, directly or indirectly, 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively; or

(d)         The commencement by the Company of  any case, proceeding or other action with respect to itself as a debtor (A) under any law relating to bankruptcy, insolvency, reorganization, liquidation, receivership or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors, or the Company being named in any involuntary case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or

(e)         The occurrence of an event triggering the obligation to pay severance to you under your Employment Agreement (as defined below) with the Company.

5.           Determination of Triggering Event; Payment of Supplemental Payment.  The determination of the achievement of a Triggering Event shall be made by the Board reasonably and in good faith. The Board determination(s) regarding the achievement (or non-achievement) of a Triggering Event shall occur within 30 days after the date such conditions precedent have been satisfied.  Any amount required to be paid under this Agreement shall be paid in lump sum within 10 days of the Board determination that a Triggering Event has occurred (and in any event by March 15 of calendar year after the calendar year in which the Triggering Event is achieved).

6.           Tax Withholdings. All amounts payable under this Agreement shall be subject to applicable withholding and deductions, e.g., for income and payroll taxes.

7.           Amendment of Severance Benefit.  For purposes of the Employment Agreement between you and the Company dated November 24, 2008 (the “Employment Agreement”), the reference to “Base Salary in effect as of the last day of the Employment Period” shall mean “the greater of (i) the Base Salary in effect as of the last day of the Employment Period, or (ii) the Base Salary in effect on July 1, 2012.”

8.           No Right of Employment.  Nothing herein shall constitute a contract of employment for a specified period or otherwise restrict the Company’s or your rights to terminate your employment, including the right to terminate employment prior to achievement of a Triggering Event described in Paragraph 4.

August 1, 2012

If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter, whereupon this instrument and such copy will constitute a binding agreement under seal between the Company and you on the basis set forth above.

Very truly yours,

CAMBRIDGE HEART, INC.

By:	/s/ Paul McCormick
Name:	Paul McCormick
Title:	Chairman, Compensation Committee

Acknowledged and agreed to this

1st day of August 2012:

By:	/s/ Roderick de Greef
Name:	Roderick de Greef